Exhibit 99.1

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Brittany A. Sanders

Investor Relations

(212) 297-1000

Gramercy Property Trust Inc. Reports Third Quarter 2015 Financial Results

Highlights

•	Generated Core FFO of $31.7 million or $0.54 per diluted common share for the third quarter of 2015.

•	Generated NAREIT defined funds from operations (“FFO”) of $25.2 million or $0.43 per diluted common share for the third quarter of 2015.

•	Generated adjusted funds from operations (“AFFO”) of $26.8 million or $0.45 per diluted common share for the third quarter of 2015.

•	Announced with Chambers Street Properties (NYSE:CSG) (“Chambers Street”) a definitive agreement to merge, with the combined company having an expected enterprise value of approximately $5.6 billion.

•	Scheduled a special meeting of stockholders for December 15, 2015 to consider and vote upon the proposed merger with Chambers Street. If approved at the special meeting, the merger is expected to close on December 17, 2015.

•	During the third quarter of 2015, acquired four properties in four separate transactions for a total purchase price of approximately $111.5 million (initial cap rate 7.1% and annualized straight-line cap rate 8.0%) with a weighted average lease term of 11.9 years.

•	Disposed of two assets, in two separate transactions, during the third quarter of 2015. One asset was a fitness center located in Las Vegas, Nevada, and one asset was an office building located in Thousand Oaks, California. The assets were both 100% leased at time of sale and were sold for an aggregate sale price of approximately $70.1 million. The blended exit cap rate for these dispositions was 6.2%.

•	During the third quarter of 2015, Gramercy’s European Property Fund acquired five properties in two separate transactions for a total purchase price of approximately €85.6 million and partially funded with a new €47.8 million non-recourse first mortgage. Subsequent to quarter end, acquired one industrial property and one logistics, retail and office headquarters facility for an aggregate purchase price of approximately €49.7 million. To date, funded approximately €13.6 million of €50.0 million the Company committed to the venture.

•	In July 2015, exercised the accordion feature to expand the unsecured term loan from $200.0 million to $300.0 million and increase the unsecured revolving credit facility from $400.0 million to $500.0 million.

•	The Company declared a third quarter 2015 dividend of $0.22 per common share. The dividend was paid on October 15, 2015 to holders of record as of September 30, 2015.

Summary

NEW YORK, N.Y. – November 4, 2015 – Gramercy Property Trust Inc. (NYSE: GPT) today reported net income to common stockholders of $0.4 million, or $0.01 per fully diluted common share, for the three months ended September 30, 2015. For the quarter, the Company generated FFO of $25.2 million, or $0.43 per fully diluted common share. FFO and net income to common stockholders includes merger costs relating to the Chambers Street merger, pro-rata acquisition costs for joint ventures and equity investments, and property acquisition costs aggregating $7.6 million, or $0.13 per fully diluted common share, as well as a one-time gain from the termination of a below-market lease of $1.7 million, or $0.03 per fully diluted common share, and the recovery of servicing advances of $1.1 million, or $0.02 per fully diluted common share. For the quarter, the Company generated Core FFO of $31.7 million, or $0.54 per fully diluted common share. The Company generated AFFO of $26.8 million, or $0.45 per fully diluted common share, during the third quarter of 2015. A reconciliation of FFO, Core FFO and AFFO to net income available to common stockholders is included on page 10 of the press release.

For the third quarter of 2015, the Company recognized total revenues of approximately $65.2 million, an increase of 21% over total revenues of $54.1 million reported in the prior quarter.

Merger with Chambers Street

On July 1, 2015, the Company announced with Chambers Street a definitive agreement to merge, with the combined company having an expected enterprise value of approximately $5.6 billion. Under the terms of the agreement, the Company’s stockholders will receive 3.1898 shares of Chambers Street common stock for each share of the Company’s common stock they own. Upon closing, Chambers Street’s shareholders will own approximately 56% of the combined company and the Company’s shareholders will own approximately 44%. The merged company will be renamed Gramercy Property Trust and is expected to trade on the New York Stock Exchange under the ticker symbol “GPT.” The stock-for-stock transaction is expected to be tax-free to shareholders.

The Company’s merger with Chambers Street brings together two complementary portfolios focused on industrial and office real estate, comprising 300 properties and approximately 56 million square feet in major markets throughout the U.S. and Europe. The combined company is expected to have larger size and scale, broader tenant diversification, increased financial flexibility, and a more efficient operating platform to drive growth.

Following the close of the transaction, the combined company also intends to pursue the disposition of certain suburban office properties in order to reduce the level of these holdings to approximately 25% of its total portfolio over the long term. In addition, the combined company expects to continue to be an active acquirer of single-tenant net leases and properties.

A special meeting of the Company’s stockholders has been scheduled for December 15, 2015 at 9:30 AM EST to consider and vote upon the proposed merger between the Company and Chambers Street. The Company’s common stockholders of record at the close of business on October 8, 2015 will be entitled to vote at the special meeting. The Company’s common stockholders may attend and vote at the meeting in person at the Andaz 5th Avenue, 485 5th Avenue, New York, New York, or via the internet at www.virtualshareholdermeeting.com/GPTSM15. Stockholders may also call in and listen only to the special meeting by dialing 1 (877) 317-6789 and asking to be joined to the Gramercy Property Trust Inc. call. If approved at the special meeting, the merger is expected to close on December 17, 2015.

Property Acquisitions & Sales

In the third quarter of 2015, the Company acquired four properties in four separate transactions for a total purchase price of approximately $111.5 million (7.1% initial cap rate; 8.0% annualized straight-line cap rate) with a weighted average lease term of approximately 11.9 years.

The Company’s 3Q 2015 property acquisitions are summarized in the chart below:

(Dollar amount in thousands)

						Purchase		Cash	S/L
Acq. Date	Location	MSA	Major Tenants	Property Type	Square Feet	Price	Occupancy	NOI	NOI

7/6/2015	Vernon, CA	Los Angeles	Mikawaya	Cold Storage	106,631	$27,500	100%	$1,791	$2,163
7/21/2015	Philadelphia, PA	Philadelphia	Penn Jersey Paper Co	Bulk Warehouse	255,336	26,100	100%	1,933	2,071
7/22/2015	Fridley, MN	Minneapolis	BAE Land & Armaments LP	Manufacturing	585,225	46,800	100%	3,401	3,738
9/25/2015	Pinellas Park, FL	Tampa/St. Petersburg	Davidoff of Geneva Inc.	Warehouse	131,800	11,100	100%	771	922
					1,078,992	$111,500	100%	$7,897	$8,894

During the third quarter of 2015, in two separate transactions, the Company disposed of two assets. One asset was located in Las Vegas, Nevada, and one asset was located in Thousand Oaks, California. The assets were 100% leased at time of sale and were sold for an aggregate sale price of approximately $70.1 million.

The Company’s 3Q 2015 property dispositions are summarized in the chart below:

(Dollar amount in thousands)

						Sale		Cash	S/L
Disp. Date	Location	MSA	Major Tenants	Property Type	Square Feet	Price	Occupancy	NOI	NOI

7/29/2015	Thousand Oaks, CA	Los Angeles	Blue Cross of California	Office	106,560	$19,100	100%	$1,381	$1,583
9/15/2015	Summerlin, NV	Las Vegas	Life Time Fitness	Fitness Center	143,286	51,000	100%	2,958	3,431
					249,846	$70,100	100%	$4,339	$5,014

Gramercy European Property Fund

During the third quarter of 2015, the Company contributed €11.2 million to the Gramercy European Property Fund (“the Fund”). In the third quarter of 2015, the Fund acquired five properties in two separate transactions for a total purchase price of approximately €85.6 million and partially funded with a new €47.8 million non-recourse mortgage. The Fund contributed a net loss of $1.2 million to the Company’s earnings, which is primarily comprised of the Company’s pro-rata share of property acquisition costs of $1.0 million.

Gramercy Asset Management

The Company’s asset and property management business, which operates under the name Gramercy Asset Management, currently manages for third parties approximately $800.0 million of commercial properties throughout the United States and Europe.

In the third quarter 2015, Gramercy Asset Management recognized fee revenues of $5.2 million in property management, asset management, incentive, and administrative fees, as compared to $4.2 million during the prior quarter. The increase in fees is primarily attributable to additional disposition fees on properties sold in the U.S. managed portfolio and increased incentive and asset management fees from the Gramercy European Asset Management business.

Corporate

As of September 30, 2015, the Company maintained approximately $268.0 million of liquidity at quarter end, as compared to approximately $93.6 million of liquidity reported the prior quarter end. Liquidity includes $38.1 million of unrestricted cash as compared to approximately $43.6 million reported at the end of the prior quarter. As of September 30, 2015, there were borrowings of $300.0 million outstanding under the term loan (“Term Loan”) and $270.1 million outstanding under the unsecured credit facility (“Credit Facility”), which includes borrowings of €9.0 million under the foreign currency-denominated tranche of the unsecured credit facility (“Credit Facility”). In July 2015, the Company exercised the accordion feature to expand the unsecured term loan from $200.0 million to $300.0 million and increased the unsecured revolving credit facility from $400.0 million to $500.0 million.

Management, general and administrative (“MG&A”) expenses were $4.7 million for the quarter ended September 30, 2015, approximately the same as the prior quarter. The Company’s MG&A expenses were related to the following business lines:

(Dollar amount in thousands)
	Three Months Ended
	September 30, 2015	June 30, 2015
Corporate/Investments	$4,617	$4,642
Asset Management	131	136
Total	$4,748	$4,778

MG&A expenses includes non-cash stock compensation costs of approximately $891,000 for the three months ended September 30, 2015.

Dividends

The Board of Directors authorized and the Company declared a dividend of $0.22 per common share for the third quarter of 2015. The third quarter dividend was paid on October 15, 2015 to holders of record as of September 30, 2015.

The Board of Directors also authorized and the Company declared the Series B preferred stock quarterly dividend for the period of $0.44531 per share. The preferred stock dividend was paid on September 30, 2015 to holders of record as of September 21, 2015.

Company Profile

Gramercy Property Trust Inc. is a leading global investor and asset manager of commercial real estate. The Company specializes in acquiring and managing single-tenant, net-leased industrial and office properties purchased through sale leaseback transactions or directly from property developers and owners. The Company focuses on income producing properties leased to high quality tenants in major markets in the United States and Europe. The Company is organized as a Real Estate Investment Trust.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at (212) 297-1000.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Wednesday, November 4, 2015 at 2:00 PM EST to discuss third quarter 2015 financial results. Presentation materials will be posted prior to the call on the Company’s website, www.gptreit.com.

Interested parties may access the live call by dialing 1-877-264-6786, or for international participants 1-412-542-4146, using confirmation code “Gramercy Property Trust GPT Call.” Additionally, the live call will be webcast in listen-only mode on the Company’s website at www.gptreit.com in the Investor Relations section.

A replay of the call will be available from Wednesday, November 4, 2015 at 5:00 PM EST through midnight, November 18, 2015 by dialing 1-877-344-7529, or for international participants 1-412-317-0088, using pass code 10075097.

Selected Financial Data:

Gramercy Property Trust Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

	Septmber 30, 2015	December 31, 2014
Assets:
Real estate investments, at cost:
Land	$439,591	$239,503
Building and improvements	1,623,447	828,117
Less: accumulated depreciation	(66,336)	(27,598)
Total real estate investments, net	1,996,702	1,040,022
Cash and cash equivalents	38,108	200,069
Restricted cash	9,128	1,244
Joint ventures and equity investments	13,928	-
Servicing advances receivable	1,515	1,485
Retained CDO bonds	11,568	4,293
Tenant and other receivables, net	26,429	15,398
Acquired lease assets, net of accumulated amortization of $44,231 and $15,168	324,421	200,231
Deferred costs, net of accumulated amortization of $4,309 and $1,908	15,566	10,355
Goodwill	3,663	3,840
Other assets	10,699	23,063
Total assets	$2,451,727	$1,500,000

Liabilities and Equity:
Liabilities:
Exchangeable senior notes, net	$108,997	$107,836
Senior unsecured term loan	300,000	200,000
Unsecured credit facility	270,059	-
Mortgage notes payable	318,874	161,642
Total long term debt	997,930	469,478
Accounts payable and accrued expenses	25,762	18,806
Dividends payable	12,927	9,579
Accrued interest payable	2,302	2,357
Deferred revenue	15,985	11,592
Below-market lease liabilities, net of accumulated amortization of $14,648 and $3,961	214,609	53,826
Derivative instruments, at fair value	6,437	3,189
Other liabilities	7,849	8,263
Total liabilities	1,283,801	577,090
Commitments and contingencies	-	-
Noncontrolling interest in the Operating Partnership	11,277	16,129

Equity:
Common stock, par value $0.001, 200,000,000 and 220,000,000 shares authorized, and 57,493,902 and 46,736,392 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively.	57	47
Series B cumulative redeemable preferred stock, par value $0.001, liquidation preference $87,500, 3,500,000 shares authorized, issued and outstanding at September 30, 2015 and December 31, 2014.	84,394	84,394
Additional paid-in-capital	2,053,955	1,768,977
Accumulated other comprehensive loss	(1,131)	(3,703)
Accumulated deficit	(980,781)	(942,934)
Total stockholders’ equity	1,156,494	906,781
Noncontrolling interest in other partnerships	155	-
Total equity	1,156,649	906,781
Total liabilities and equity	$2,451,727	$1,500,000

Gramercy Property Trust Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Rental revenue	$47,235	$19,921	$117,990	$37,691
Management fees	5,153	4,848	17,571	18,867
Operating expense reimbursements	11,237	8,960	29,113	12,338
Investment income	445	492	1,208	1,393
Other income	1,143	80	1,413	224
Total revenues	65,213	34,301	167,295	70,513
Expenses
Property operating expenses:
Property management expenses	4,780	3,293	14,557	13,425
Property operating expenses	11,051	9,238	29,006	13,011
Total property operating expenses	15,831	12,531	43,563	26,436
Net impairment recognized in earnings	-	743	-	743
Depreciation and amortization	25,120	12,306	68,534	22,451
Interest expense	9,227	4,934	23,225	11,070
Realized loss on derivative instruments	-	-	-	3,300
Management, general and administrative	4,748	4,819	14,299	13,658
Acquisition and merger-related expenses	6,547	1,323	13,508	3,246
Total expenses	61,473	36,656	163,129	80,904
Income (loss) from continuing operations before equity in net income from joint ventures and equity investments, gain on remeasurement of previously held joint venture, loss on extinguishment of debt, net gains on disposals, and provision for taxes	3,740	(2,355)	4,166	(10,391)
Equity in net income (loss) of joint ventures and equity investments	(1,096)	103	(974)	1,856
Net gains on disposals	392	-	593	-
Income (loss) from continuing operations before gain on remeasurement of previously held joint venture, loss on extinguishment of debt, provision for taxes, and discontinued operations	3,036	(2,252)	3,785	(8,535)
Gain on remeasurement of previously held joint venture	-	-	-	72,345
Loss on extinguishment of debt	-	-	-	(1,925)
Provision for taxes	(985)	(165)	(2,116)	(971)
Income (loss) from continuing operations	2,051	(2,417)	1,669	60,914
Income (loss) from discontinued operations	(41)	(41)	17	(522)
Net income (loss)	2,010	(2,458)	1,686	60,392
Net (income) loss attributable to noncontrolling interest	(20)	104	43	104
Net income (loss) attributable to Gramercy Property Trust Inc.	1,990	(2,354)	1,729	60,496
Preferred stock redemption costs	-	(2,912)	-	(2,912)
Preferred stock dividends	(1,559)	(2,192)	(4,676)	(5,773)
Net income (loss) available to common stockholders	$431	$(7,458)	$(2,947)	$51,811
Basic earnings per share: (1)
Net income (loss) from continuing operations, after preferred dividends	$0.01	$(0.25)	$(0.06)	$2.21
Net loss from discontinued operations	-	-	-	(0.02)
Net income (loss) available to common stockholders	$0.01	$(0.25)	$(0.06)	$2.19
Diluted earnings per share: (1)
Net income (loss) from continuing operations, after preferred dividends	$0.01	$(0.25)	$(0.06)	$2.15
Net loss from discontinued operations	-	-	-	(0.02)
Net income (loss) available to common stockholders	$0.01	$(0.25)	$(0.06)	$2.13
Basic weighted average common shares outstanding (1)	57,666,780	29,481,537	53,226,406	23,702,710
Diluted weighted average common shares and common share equivalents outstanding (1)	58,838,683	29,481,537	53,226,406	24,296,691

Gramercy Property Trust Inc.

Reconciliation of Non-GAAP Financial Measure

(Unaudited, dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders and unitholders	$431	$(7,458)	$(2,947)	$51,811
Add:
Depreciation and amortization	25,120	12,306	68,534	22,451
FFO adjustments for joint ventures and equity investments	178	67	377	4,019
Net income (loss) attributed to noncontrolling interest	20	(104)	(43)	(104)
Net (income) loss from discontinued operations	41	41	(17)	522
Less:
Non real estate depreciation and amortization	(214)	(204)	(653)	(580)
Gain on remeasurement of previously held joint venture	-	-	-	(72,345)
Net gain from disposals	(392)	-	(593)	-
Funds from operations attributable to common stockholders and unitholders	$25,184	$4,648	$64,658	$5,774
Add:
Acquisition costs	1,352	1,323	5,960	3,246
Acquisition costs for joint ventures and equity investments	1,047	-	1,047	-
Net impairment recognized in earnings	-	743	-	743
Merger related costs	5,195	-	7,548	-
Loss on extinguishment of debt	-	-	-	1,925
Loss on derivative instruments	-	-	-	3,300
Preferred stock redemption costs	-	2,912	-	2,912
Change in preferred stock dividends	-	564	-	564
European Fund setup costs	-	-	221	-
Less:
Recovery of servicing advances	(1,071)	-	(1,071)	-
Core funds from operations attributable to common stockholders and unitholders	$31,707	$10,190	$78,363	$18,464
Add:
Non-cash stock-based compensation expense	1,048	864	2,731	2,098
Amortization of market lease assets	699	374	2,632	973
Amortization of deferred financing costs and non-cash interest	404	763	1,270	2,041
Amortization of lease inducement costs	87	44	183	132
Return on construction advances	-	-	-	358
Non-real estate depreciation and amortization	214	204	653	580
Amortization of free rent received at property acquisition	1,161	146	2,886	369
Less:
AFFO adjustments for joint ventures and equity investments	(117)	(21)	(119)	(793)
Straight-lined rent	(3,456)	(1,100)	(8,940)	(2,832)
Change in preferred stock dividends	-	(564)	-	(564)
Amortization of market lease liabilities	(4,997)	(1,662)	(12,997)	(2,336)
Adjusted funds from operations attributable to common stockholders and unitholders	$26,750	$9,238	$66,662	$18,490
Funds from operations per share - basic	$0.43	$0.15	$1.19	$0.24
Funds from operations per share - diluted	$0.43	$0.15	$1.17	$0.24
Core funds from operations per share - basic	$0.55	$0.34	$1.45	$0.77
Core funds from operations per share - diluted	$0.54	$0.33	$1.42	$0.76
Adjusted funds from operations per share - basic	$0.46	$0.31	$1.23	$0.78
Adjusted funds from operations per share - diluted	$0.45	$0.30	$1.21	$0.76

Gramercy Property Trust Inc.

Reconciliation of Non-GAAP Financial Measure - continued

(Unaudited, dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Basic weighted average common shares outstanding - EPS	57,666,780	29,481,537	53,226,406	23,702,710
Weighted average non-vested share based payment awards	-	278,992	402,282	-
Weighted average partnership units held by noncontrolling interest	469,868	412,754	495,977	139,097
Weighted average common shares and units outstanding	58,136,648	30,173,283	54,124,665	23,841,807

Diluted weighted average common shares and common share equivalents outstanding - EPS (1)	58,838,683	29,481,537	53,226,406	24,296,691
Weighted average partnership units held by noncontrolling interest	-	412,754	495,977	-
Weighted average non-vested share based payment awards	-	572,469	931,012	-
Weighted average stock options	-	17,491	13,990	-
Phantom shares	-	144,918	161,400	-
Dilutive effect of Exchangeable Senior Notes	-	-	206,402	-
Diluted weighted average common shares and units outstanding	58,838,683	30,629,169	55,035,187	24,296,691

(1) For the nine months ended September 30, 2015 and three months ended September 30, 2014, the diluted weighted average share calculation, which is the denominator in diluted earnings per share, excludes potentially dilutive securities because they would have been anti-dilutive during those periods.  The denominators for diluted earnings per share for the three months ended September 30, 2015 and the nine months ended September 30, 2014 are the same and include potentially dilutive securities.

Disclaimers

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release.

Fund from operations (“FFO”): The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures.

Core FFO and adjusted funds from operations (“AFFO”): Core FFO and AFFO are presented excluding property acquisition costs, other-than-temporary impairments on retained bonds and other one-time charges. AFFO of the Company also excludes non-cash stock-based compensation expense, amortization of above and below market leases, amortization of deferred financing costs, amortization of lease inducement costs, non-real estate depreciation and amortization, amortization of free rent received at property acquisition and straight-line rent. The Company believes that Core FFO and AFFO are useful supplemental measures regarding the Company’s operating performances as they provide a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s operating results.

FFO, Core FFO and AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities as a measure of our liquidity, nor are they entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K, in the Company's Quarterly Reports on Form 10-Q and in the Company's Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the Securities and Exchange Commission.